Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-66054, No. 333-136407, No. 333-164847, and No. 333-201954 on Form S-8 of our reports dated May 28, 2015, relating to the consolidated financial statements and financial statement schedule of Tidewater Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tidewater Inc. for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

May 28, 2015